Exhibit 10.1

Renewable Energy Resources, Inc. 334 S. Hyde Park Avenue Tampa, Florida 33606

Employment Agreement as Chief Executive Officer

THIS CONSULTING AGREEMENT made this   16   th  day of November, 2007 by and between;

RENEWABLE ENERGY RESOURCES, INC.

(Hereinafter referred to as “RENW”), and;

JOSEPH DICARA

(Hereinafter referred to as “JOSEPH DICARA” or “CONSULTANT”), collectively RENW and JOSEPH DICARA hereinafter referred to as “the parties.”

WITNESSETH:

WHEREAS, RENW is a publicly traded company, entering into the alternative energy market, with a particular core technology, and with other technologies to be gained by RENW, and in need of particular services in the areas of having a chief executive officer  for the identification and development of strategic energy partnerships, manufacturing, energy marketing, revenue and planning, oversight of business development, potential financing arrangements, private placements, public funding through the treasury, acquisitions, expansion, governmental relations, and other related programs, identification and introductions to appropriate fundraising services, brokerages, and other investor sources; and

WHEREAS, JOSEPH DICARA is an individual with particular related education and expertise in the industrial, energy area, strategic energy planning, governmental activities related to energy and resources, strategic partnerships, management of resources, energy technologies, and will be able to disseminate information about RENW’s product lines, services and products to other clients; and

WHEREAS, RENW desires to retain JOSEPH DICARA with the duties of becoming the Chief Executive Officer shall include attempts to make certain financial and investment relationships with potential parties, seeking and planning of the business plan, finding and consummating strategic partnerships, finding, verification and acquisition of new technologies and oversight of the public company as designated below, and

WHEREAS, RENW is willing to accept JOSEPH DICARA as an interim Chief Executive Officer: RENW hereby appoints JOSEPH DICARA as the CHIEF EXECUTIVE OFFICER of RENW; and

WHEREAS, RENW requires above described services and desires to employ and/or retain JOSEPH DICARA to provide services the CHIEF EXECUTIVE OFFICER, and JOSEPH DICARA is agreeable to such a relationship and/or arrangement, and the parties desire a written document formalizing and defining their relationship and evidencing the terms of their agreement;

      THEREFOR, in consideration of the mutual covenants contained herein and other good and valuable consideration, it is agreed as follows:

AGREEMENT

1.	Appointment

RENW herby appoints and engages JOSEPH DICARA as CHIEF EXECUTIVE OFFICER and herby retains and employs JOSEPH DICARA upon the terms and conditions of this consulting agreement.  JOSEPH DICARA accepts such appointment and agrees to perform the services upon the terms and conditions of said consulting agreement.

2.	Engagement

RENW engages JOSEPH DICARA as CHIEF EXECUTIVE OFFICER as further described below and subject to the further provisions of this consulting agreement.  JOSEPH DICARA herby accepts said engagement and RENW as a client, and agrees to represent RENW as further described below and subject to the further provisions of this consulting agreement.

3.	Authority and Description of Services

During the term of this consulting and independent representation agreement JOSEPH DICARA shall furnish various professional services and advice as specifically requested by RENW’s Board.  Said professional services and advice shall relate to those services, items and/or subjects described herein as follows:

JOSEPH DICARA shall act as the CHIEF EXECUTIVE OFFICER of RENW, and he shall be responsible to sign all public filings, after becoming familiar and being informed to an adequate level of all necessary securities matters, financial matters and filings under the appropriate rules and in conformity with Sarbanes-Oxley,  participate in strategic planning with the Board of Directors, with final such planning being with the Board of Directors. DICARA shall also  governmental activities related to energy, strategic partnerships, management of resources, energy technologies, dissemination of information about RENW’s product line, services and products to potential clients, under the guidance of RENW for development, identification, negotiation, and introduction of investor sources for RENW. JOSEPH DICARA shall act at all times at the direction of RENW’s Board, and specifically shall not be entitled to control financial matters of day to day events, contracts, financial outlays or stock issuances or bank account control. DICARRA shall be allowed to serve on a part time basis, with expenditure of time of roughly 25% of his available time to be spent on RENW affairs. JOSEPH DICARA shall not bind RENW in any fashion to an investor relationship, strategic relationships and any other binding contracts without approval of RENW’s Board. However, JOSEPH DICARA shall be able to negotiate all such matters in principle to the degree necessary with final approval of the Board of Directors as required.

JOSEPH DICARA shall confer on a timely weekly and monthly basis to the Senior Management and Board of Directors of RENW for all plans, and outcomes for such plans and outcome.

4.	Term of Agreement

This agreement shall become effective upon execution hereof and shall continue thereafter and remain in effect for an initial term of six months. Such agreement may be enlarged at that time to a longer contract.

5.	Duties of RENW

a.  RENW shall supply JOSEPH DICARA, on a regular and timely basis with all approved data and information about RENW, its technologies, its management, its products, its business plan, financial projections and its operations and RENW shall be responsible for advising JOSEPH DICARA of any facts which would affect the accuracy of any prior data and information previously supplied to JOSEPH DICARA so that JOSEPH DICARA may take corrective action.

AGREEMENT

b.  In that JOSEPH DICARA relies on the information provided by RENW for a substantial part of its preparations and reports, RENW must represent the said information is neither false nor misleading, and agrees to hold harmless and indemnify JOSEPH DICARA for any breach of these representations and covenants; and RENW agrees to hold harmless and indemnify JOSEPH DICARA for any claims relating to the purchase and/or sale of RENW securities occurring out of, or in connection with, JOSEPH DICARA’s relationship with RENW, including without limitation, reasonable attorneys’ fees and other cost arising out of any such claims. With the foregoing being said, JOSEPH DICARA shall not misrepresent any technological feasible element of RENW’s technology, potentials of its business plan or projections, or any material aspect of RENW’s potential. As such JOSEPH DICARA indemnifies RENW from and misrepresentation as set forth below.

6.	Representations and Indemnification of RENW

a.  RENW shall be deemed to make a continuing representation of the accuracy of any and all material facts, materials, information, and data, which it supplies, to JOSEPH DICARA and the RENW acknowledges its awareness that JOSEPH DICARA will rely on such continuing representations in disseminating such information and otherwise performing its investor relations functions.

b.  RENW shall cooperate fully and timely with JOSEPH DICARA to enable JOSEPH DICARA to perform its duties and obligations under this consulting agreement.

c.  RENW hereby agrees to hold harmless and indemnify JOSEPH DICARA against any claims, demands, suits, loss, damages, etc., arising out of JOSEPH DICARA’s reliance upon the instant accuracy and continuing accuracy of such facts, materials, information, and data, unless JOSEPH DICARA has been negligent in performing its duties and obligations hereunder.

d.  The execution and performance of this consulting agreement by RENW has been duly authorized by the Board of Directors of RENW in accordance with applicable law as set forth under the power of the existing Senior Manageement. Further, DICARA shall become covered by RENW’s D&O policy immediately.

e.  JOSEPH DICARA’s activities pursuant to this Consulting Agreement or as contemplated by this Consulting Agreement do not constitute and shall not constitute acting as a securities broker or dealer under federal or state securities laws; and contact between JOSEPH DICARA and a potential investor in RENW shall be such that JOSEPH DICARA would be acting merely as a finder or consultant with respect to such prospective investor obligations under this agreement.

7.	Representations and Indemnification of JOSEPH DICARA

a.  The performance of JOSEPH DICARA of this consulting agreement will not violate any applicable court decree or order, law or regulation, nor will it violate any provision of the organizational documents/or bylaws of JOSEPH DICARA or any contractual obligation by which JOSEPH DICARA may be bound.

b.  JOSEPH DICARA agrees to indemnify RENW for JOSEPH DICARA’s negligence relating to the terms of this agreement.

8.	Compensation

a.  Compensation payable to JOSEPH DICARA for all general investor relations services and other services hereunder, shall be paid by RENW, or its designee, to JOSEPH DICARA by the means and in the manners as described below

AGREEMENT

i.  RENW shall pay JOSEPH DICARA a predetermined fee in the amount of five thousand dollars per month, in an amount of free trading stock and/or cash, to be payable at the beginning of each month or payable in two intervals on the first and fifteenth of each month. Such compensation will continue on a monthly basis for a period of six months, or until such time as terminated by the parties.

ii.  RENW shall pay JOSEPH DICARA an amount which equals a five percent (5%) royalty on all investment made into RENW attributable through his efforts. Additionally, RENW shall pay to DICARA an amount of commission equal to 2% commission for sales of all products controlled or under RENW due to directly attributable efforts, to include Energy Commander and QMS products, or future products, or income received related to those entities.  Such payments shall be made quarterly. Such payments shall be made for a period of three years from the time of enurement, or during the duration of JOSEPH DICARA’s relation as a consultant, employee, director or management to RENW, whichever is longer.

iii.  RENW shall allow JOSEPH DICARA to choose if they desire to convert all, part or none of any monies owed under section i and ii above into the type and class of stock which is being issued as the security for the fundraising at issue. This stock shall be issued at the median price of the shares issued to investors.

iv.  RENW, shall at its option issue restricted shares and allow DICARA to participate in stock option plans and other awards as prescribed by the Company’s Board.

9.	JOSEPH DICARA- Restrictions on Rights

JOSEPH DICARA shall provide said services as an independent contractor, and not as an employee of RENW or of any company affiliated with RENW.  JOSEPH DICARA has no authority to bind RENW or any affiliate of RENW to any legal action, contract, agreement, or purchase, and such action can not be construed to be made in good faith or with the acceptance of RENW; thereby becoming the sole responsibility of JOSEPH DICARA.  JOSEPH DICARA is not entitled to any medical coverage, life insurance, savings plans, health insurance, or any and all other benefits afforded RENW employees.  JOSEPH DICARA shall be solely responsible for any Federal, State, or Local Taxes, and should RENW for any reason be required to pay taxes at a later date, JOSEPH DICARA shall reassure such payment is made by JOSEPH DICARA, and not by RENW.  JOSEPH DICARA shall be responsible for all workers compensation payments and herein holds RENW harmless for any and all such payments and responsibilities related hereto.

10.	JOSEPH DICARA Not To Engage In Conflicting Activities

During the term of this agreement JOSEPH DICARA shall not engage in any activities that directly conflict with the interest of RENW.  RENW hereby acknowledges notification by JOSEPH DICARA and understands that JOSEPH DICARA does, and shall, represent and service other multiple clients in the same manner as it does RENW and that RENW is not an exclusive client of JOSEPH DICARA.

11.	Inside Information—Securities Violations

In the course of the performance of this agreement it is expected that specific sensitive information concerning the operations of RENW’s business, and/or affiliate companies shall come to the attention and knowledge of JOSEPH DICARA.  In such event JOSEPH DICARA will not divulge, discuss, or otherwise reveal such information to any third parties.

AGREEMENT

12.	Amendments

This agreement may be modified or amended, provided such modifications or amendments are mutually agreed upon by and between the parties hereto and that said modifications or amendments are made in writing and signed by both parties.

13.	Severability

If any provision of the agreement shall be held to be contrary to law, invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of the agreement is contrary to law, invalid or unenforceable and that limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

14.	Termination of Agreement

This consulting agreement may not be terminated by either party prior to the expiration of the term provided in Paragraph 4 above except as follows:  a.  Upon the bankruptcy or liquidation of the other party, whether voluntary or involuntary, b.  Upon the other party taking the benefit of any insolvency law and/or c.  Upon the other party having or applying for receiver appointed for either party.

If any termination occurs, JOSEPH DICARA shall be owed for a period of one year after the termination, any compensation which is developed or appreciated by RENW due to the previously defined efforts of JOSEPH DICARA.

15.	Attorney Fees

In the event either party is in default of the terms or conditions of this Consulting Agreement and legal action is initiated or suit be entered as a result of such default, the prevailing party shall be entitled to recover all cost incurred as a result of such default including all cost, reasonable attorney fees, expenses and court cost through trial, appeal and to final disposition.

16.	Disclaimer By JOSEPH DICARA

If JOSEPH DICARA shall be the preparer of certain promotional materials, then JOSEPH DICARA makes no representation to RENW or others that; (a) its efforts or services will result in any enhancement to RENW (b) the price of RENW’S publicly traded securities will increase (c) any person will purchase RENW’S securities, or (d) any investor will lend money to and/or invest in or with RENW.

18.	Parent and Subsidiary Companies or Entities

This Consulting Agreement applies to all parent or subsidiary companies or entities of RENW.

19.	Enurement

This Consulting Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, assigns and any addenda’s attached hereto.

AGREEMENT

20.	Applicable Law

This agreement is executed pursuant to and shall be interpreted and governed for all purposes by the laws of the State of Florida for which the Courts in Hillsborough County, Florida shall have jurisdiction.  If any provision of this consulting agreement is declared void, such provision shall be deemed severed from this agreement, which shall otherwise remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have set their hands in execution of this agreement.

For and in behalf of: RENW /s/ Craig A. Huffman Craig A. Huffman Chairman	For and in behalf of: JOSEPH DICARA /s/ Joseph Dicara JOSEPH DICARA